Exhibit 10.27

PURCHASE AND SALE AGREEMENT

The Parties, as defined below, enter into this Purchase Sale Agreement, effective as of April 1, 2013 (“Effective Date”) upon the terms and conditions stated herein.

DEFINITIONS

“Agreement” means this Purchase and Sale Agreement

“Seller” means Xtreme Oil and Gas, Inc., a Nevada corporation with offices at 5700 W. Plano Parkway, Suite 3600, Plano, Texas 75093.

“Purchaser” means Torchlight Energy, Inc., a Nevada corporation, with offices at 2007 Enterprise Ave., League City, Texas 77573.

“Parties” means Seller and Purchaser.

“Kansas Assets” means the oil and gas properties located in Kansas, which are further described on Exhibit A.

“Oklahoma Assets” means the oil and gas properties located in Oklahoma, which are further described on Exhibit B.

“Assets” means the Kansas Assets and the Oklahoma Assets.

“Smokey Hills Project” means the oil and gas development operations in McPherson and Saline Counties, Kansas. In Saline County, Kansas:  In T14S-R2W Sections 1-24, 26-30, 31-35;  In T15S-R2W Sections 7-9, 16-20, 30;  In T14S-R3W Sections 1-3, 10-12, 13-15, 22-24, 25-29, 31-36;  In T15S-R3W Sections 1-36;  In 16S-R3W Sections 2-11, 14-23, 26-35;  In T16S-R4W Sections 12-13, 23-26, 35-36; In T16S-R4W Sections 1-3, 9-12, 13-16, 21-29, 32-36. In McPherson County, Kansas:  In TI7S-R3W Sections 3-10, 15-22, 27-35;  In T18S-R3W Sections 2-10, 16-21;  In T17S-R4W Section 1-5, 8-17, 20-29, 32-36;  In T18S-R4W Sections 1-5, 8-17, 20-24.

“First Closing” means the execution of all documents necessary to effectuate the sale and transfers contemplated under this Agreement (other than the option exercises contemplated by Section E), scheduled to take place on Friday, April 19, 2013, at 1:30 p.m., at Welsh LeBlanc LLP, 8 Greenway Plaza, Suite 1150, Houston, Texas 77046, but will occur no later than April 24, 2013, at the same time and place.

“Second Closing(s)” means the execution of all documents necessary to effectuate the sale and transfers contemplated in the options set forth in Section E of this Agreement, to take place at Welsh Leblanc LLP, 8 Greenway Plaza, Suite 1150, Houston, Texas 77046, at a mutually convenient time, but in no event tater Chan the 20th business day following the option exercise(s).

“SWD Well and Facility” means the Gotch Eye #1-5 Well located in the NE, SE, NW, SW 1/4 of Section 5, Township 7N, Range 8E, Hughes County, Oklahoma, and the Gotch Eye Disposal Site and Site Road from the Gotch Eye Disposal site to the Gotch Eye #1-5 Disposal Well in Seminole County, Oklahoma.

“Completion” means operations to complete a well as a producer of oil and/or gas, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing.

In this Agreement, unless expressly stated otherwise, the singular includes the plural, and vice versa; likewise, the disjunctive includes the conjunctive, and vice versa

AGREEMENT

For and in consideration of the mutual promises contained herein and for other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

A.
Deposit. Within five business days from the complete execution and delivery of this Agreement, Purchaser will pay Seller ONE-HUNDRED THOUSAND and NO/100THS US DOLLARS ($100,000.00) as deposit for this transaction (“Deposit”). Unless Seller a materially breaches this Agreement, the Deposit will not be refunded to Purchaser.

B.	Acquisition of Kansas Assets.

1.	At the First Closing, Seller will deliver the Kansas Assets to Purchaser free of liens, encumbrances, and clouds on title.

2.
When it becomes due, Purchaser will pay the frac cost of the Hoffman Well. No. 1-25H in McPherson County Kansas, (“Well 1”) approximately $147,670.08, as reflected in Cash Call #27 from Husky Ventures dated March 3, 2013.

3.	Purchaser will assume financial responsibility for the AFE on the next well to be drilled on the McPherson County, Kansas properties (“Well 2”).

4.
At the First closing, Seller will convey to Purchaser a 6% of 8/8ths working interest in Well 1 and Well 2 and a 8.95% of 8/8ths working interest in the Smokey Hills Project (“Hoffman-Smokey Hills WI Assignment”).

5.
At the First Closing, Seller will convey to Purchaser a 50% net revenue interest out of Seller remaining 6% of 8/8ths working interest in Well 1 and Well 2 following the conveyance this section (“NRI Assignment”). The NRI Assignment will be capped at the amount of money paid by Purchaser in items 2 & 3 of dais section and the $334,519.00 debt to Husky Ventures. For the avoidance of doubt, after payout, the interest granted in the NRI Assignment will revert to Seller.

C.	Acquisition of Oklahoma Assets.

1.	At the First Closing, Seller will deliver the Oklahoma Assets to Purchaser free of liens, encumbrances, and clouds on title, with the exception of the Baker Hughes lien on the Lenhart well.

2.
When it becomes due, Purchaser will pay the cost to re-enter, perforate, and bring the Lenhart No. 1 Well (“Lenhart”) online, approximately $125,000, as reflected in the AFE from Purchaser dated March 20, 2012.

3.
At the First Closing, Seller will convey to Purchaser a 32% of 8/8ths working interest in the Lenhart Well, the lease an which it is located, and the surface production equipment (“Lenhart WI Assignment”).

4.
At the First Closing, Seller will convey to Purchaser a 50% net revenue interest out of Seller’s remaining 32% of 8/8ths working interest in the Lenhart Well following the conveyance in item 3 of this section (“Lenhart NRI Assignment”). The Lenhart NRI Assignment will be capped at the amount of money paid by Purchaser in item 2 of this section.

5.	At the First Closing, Seller will convey to Purchaser all of Seller’s working interest in the Hancock #1-20H Well in Logan County, Oklahoma (“Hancock WI Assignment”)

6.	At the First Closing, Seller will convey to Purchaser all of Seller’s working interest in the Robinson #1-30H Well in Logan County, Oklahoma (“Robinson WI Assignment”).

7.
At the First Closing, Seller will convey to Purchase 90% of Seller’s overriding royalty interest in the SWD Well and Facility (“SWD Assignment”).  In addition, the SWD Assignment will convey Seller’s remaining 10% overriding royalty interest and 100% of Seller’s working interest (or other ownership interest) in the SWD Well and Facility, but these additional assignments will be junior to the revenue interests of investors in the SWD and Facility Joint Venture, until such time as the investor’s interests have been satisfied in full pursuant to the Joint Venture Agreement and the Subscription Agreements. For the avoidance of doubt, Purchaser is under no obligation to accept the SWD Assignment, and Purchaser may decline to accept it in Purchaser’s sole and absolute discretion.

D.	Cash Consideration.

1.	At the First Closing, Purchaser will pay Seller OFOUR-HUNDRED-SIXTY-EIGHT-THOUSAND AND NO/100THS US DOLLARS ($468,000.00) in good funds, which will be allocated as follows:

i.	ONE-HUNDRED-THIRTY-THREE-THOUSAND-FOUR-HUNDRED-EIGHTY AND 49/100THS US DOLLARS ($133,480.49) to Seller.

ii.
THREE-HUNDRED-THIRTY-FOUR-THOUSAND-FIVE-HUNDRED-NINETEEN AND 51/100THS US DOLLARS ($334,519.57) to Husky Ventures, Inc. to satisfy the Seller’s debt to Husky Ventures, Inc. relating to the Hoffman Well No. 1-25H.1

2.
Upon demand from Seller after the First Closing, Purchaser will wire funds to Seller for Seller to settle certain of Seller’s vendor debt that is not otherwise covered by this Agreement, with a maximum, collective cash payment to the vendor(s) EIGHT-HUNDRED-EIGHTY-TWO-THOUSAND-NINE-HUNDRED-ONE AND NO/100THS US DOLLARS ($882,901.00). Purchaser may settle these specific debts through stock in Purchaser; provided such creditors agree to accept such stock as payment in full or Purchaser otherwise pays the difference in cash or cash equivalent. To the extent there are funds remaining after the debts are settled, the remaining balance, if any, will be retained by Purchaser.

E.	Option to Purchase Additional Assets.

1.
Consideration for Irrevocable Option. Purchaser will pay Seller $500.00, as the consideration for the options to purchase the additional assets in this section (“Option Fee”). Once the Option Fee is delivered to Seller, Seller cannot revoke the options under this Agreement.

2.
Smokey Hills Option. One or before the 10th day following delivery of written notice from Seller to Purchaser of production of 300 BOE average in the Hoffman 1-25H Well in a 30-day testing period (“Smokey Hills Target”), which testing will begin at the reasonable discretion of Seller, Purchaser has the option, which is irrevocable by Seller, to purchase Sellers remaining 8.95% of 8/8ths working interest in the Smokey Hills Project for FOUR-MILLION AND NO/100THS US DOLLARS ($4,000,000.00) in Purchaser’s stock. Seller will deliver to Purchaser the notice of reaching the Smokey Hills Target within 5 days from the date it is reached.

3.
Lenhart Option. On or before the 10th day following delivery of written notice from Seller to Purchaser of production of 50 BOE average in a 30-day testing period on the Lenhart Well (“Lenhart Target”), which testing will begin following completion of the rework operating at the reasonable discretion of Seller, Purchaser has the option, which is irrevocable by Seller, to purchase Seller’s remaining 32% of 8/8ths working interest in the Lenhart Well for ONE-MILLION AND NO/100THS US DOLLARS ($1,000,000.00) in Purchaser’s stock. Seller will deliver to Purchaser the notice of reaching the Lenhart Target within 5 days from the date it is reached,

4.	Option Exercise. To exercise its options under this section, Purchaser must notify Seller in writing (which includes email) within the time periods set forth for each option.

5.
Calculation of Stock Consideration. Should Purchaser exercise the Smokey Hills Option, the Lenhart Option, or both, the stock consideration will be Purchaser’s common stock, the valuation of which will be determined at the option exercise(s), and will he the average closing bid price over the proceeding twenty trading clays as quoted by Bloomberg,

1 This debt to Husky Ventures is separate from the AFE payment obligation in B(2).

6.
Option Recordation. At or before the First Closing, Seller will execute Memoranda of Options and deliver it to Purchaser’s counsel. Purchaser’s counsel will record the Memoranda of Options once the Option Fee has posted to Purchaser’s account.

F.
Form of Assignments and Conveyances. Purchaser’s counsel will prepare the assignment and conveyance instruments for all transfers and other instruments to be filed of public record that are contemplated by this Agreement and consistent with its terms. Purchaser’s counsel will deliver the form instruments to Seller as soon as practicable following receipt of the title reports.

G.
Replacement of Operator. Prior to the Closing, Purchaser will form an entity to serve as operator of Lenhart Well and SWD and begin the process of obtaining governmental and regulatory approval. Once approved, the entity formed under this section will assume the role as operator of the Lenhart Well and SWD.

H.	Taxes. Seller shall pay all taxes on the Assets that are due on or before the Closing.

I.
Lease Operating Expenses. Except as otherwise provided in this Agreement, Seller shall pay all lease operating expenses incurred before the First Closing. Purchaser shall pay such expenses afterwards consistent with the interests that Purchaser acquires.

J.
Termination Option. If Purchaser delivers ONE-HUNDRED AND NO/100THS US DOLLARS ($100.00) to Seller by April 15, 2013, then Purchaser will have the option to terminate this Agreement, for any reason, through and including April 25, 2013, or until Purchaser obtains a title opinion on the Assets, whichever is longer (“Option Period”).

K.
Due Diligence. From the Effective Date until the Closing, Seller will cooperate with Purchaser’s due diligence activities related to the Assets. In addition, no later the close of business on April 12, 2013, seller will deliver the following documents and information relating to the Kansas Assets and Oklahoma Assets to Purchaser, including but not limited to:

1.	The leases and all amendments, encumbrances, and assignments;

2.	All well files;

3.	Monthly statements from Seller’s crude purchaser(s) for the 12 months preceding the Effective Date;

4.	The purchase agreement with Seller‘s crude purchaser(s);

5.	All documents reflecting violations or problems with all applicable regulatory and governmental bodies;

6.	Satisfactory evidence that all mineral owners are paid up to date;

7.	Satisfactory evidence that all service providers are paid up to date;

8.	Seller’s lease operating expense statements on the leases for the last three months; and

9.	Any reasonable items that Purchaser may request in order to satisfy Purchaser’s due diligence.

L.
Responsibility for Recordation. Purchaser’s counsel shall record the all the assignments in the appropriate real property records, and provide copies of the file-stamped originals of those documents to the Parties as soon as practicable after the closings.

M.	Representations and Warranties.

1.	Seller’s Representations and Warranties.

i.
Seller warrants and represents to Purchaser that Seller is authorized to enter into this Agreement, no third-party consents are required, and that the person executing this Agreement on its behalf has the authority to do so.

ii.
Seller further warrants and represents to Purchaser that it is the owner of all the Assets covered by this Agreement, that there are no other parties with an interest in the Assets, and that none of the Assets have been assigned to any third party, nor is any such assignment pending.

iii.	Seller warrants and represents to Purchaser that it has not transferred, sold, assigned conveyed, encumbered, pledged or hypothecated any rights, title or interest in or to the Assets.

iv.	Seller further warrants and represents to Purchaser that the leases and assignments covered by this agreement are valid, in effect, and have not lapsed or reverted.

2.	Purchaser’s Representations and Warranties.

i.	Purchaser warrants and represents to Seller that Purchaser is authorized to enter into this Agreement, and that the person executing this Agreement on its behalf has the authority to do so.

N.	Indemnities. Purchaser is not assuming any past environmental issues or liability on the Oklahoma Assets or the Kansas Assets.

O.
Non-Reliance. The Parties hereby declare and represent that in making this Agreement, they rely wholly upon their respective judgment, belief, and knowledge of their respective liabilities, the subject Leases, and that this Agreement is executed and made without any reliance upon any statement or representation of any other party or of any other party’s representative.

P.	Notices. All notices contemplated under this agreement shall be made to the following, unless modified by written notice via U.S. mail, fax, or email to the other party(ies):

1.
Seller:

Willard G. McAndrew III
Xtreme Oil & Gas, Inc.
5700 W. Plano Parkway, Suite 3600
Plano, TX 75093
will@xtoginc.com

With copy to

Robert A. Forrester
1755 North Collins Blvd., Suite 360
Richardson, TX 75080
972-437-9898

2.
Purchaser:

John Brda
Torchlight Energy, Inc.
2007 Enterprise Avenue
League City, Texas 77573
john@torchlightenergy.com

With copy to:

Jared G. LeBlanc
Welsh LeBlanc LLP
8 Greenway Plaza, Suite 1150
Houston, Texas 77046
jleblanc@welshleblanc.com

Q.
Relationship of Parties. It is not the purpose or intention of this Agreement to create any joint venture, partnership, mining partnership, or association, and neither this Agreement (including any exhibit attached to this Agreement) nor the operations hereunder shall be construed or considered as creating any such legal relationship. The liabilities of the parties shall be several and not joint or collective. Furthermore, nothing in this Agreement shall be construed as providing directly or indirectly for any joint or cooperative refining or marketing or sale of any party’s interest in oil and gas or the products therefrom.

R.
Controlling Law. The Parties agree that this Agreement shall be governed, construed, and applied in accordance with the laws of the State of Texas applicable to contracts between Texas residents that are to be wholly performed in Texas, without regard to choice of law or conflicts of law principles of Texas or any other jurisdiction.

S.	Forum Selection Clause. The Parties agree that all disputes arising under this Agreement shall be brought exclusively in the Judicial District Courts of Harris County, Texas.

T.
Entire Agreement. This Agreement constitutes the entire, final agreement of the Parties on all matters that are the subject of this Agreement, and this Agreement fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Parties relating to the Lease.

U.
Multiple Counterparts. This Agreement may be executed in counterparts by the undersigned and all such counterparts so executed shall together be deemed to constitute one final agreement, as if one document had been signed by all parties hereto; and each such counterpart shall be deemed to be an original, binding the party subscribed thereto, and multiple signature pages (including faxes or other electronic delivery of signature pages) affixed to a single copy of this Agreement shall be deemed to be a fully executed original Agreement. It shall be sufficient in making proof of this Agreement to produce or account for a facsimile or pdf copy of an executed counterpart of this Agreement.

V.	Fees & Costs. Each Party will pay its own legal fees and costs associated with this transaction.

W.	Joint Drafting. The Parties agree that this Agreement was drafted jointly and that this Agreement shall not be construed against the other because of their involvement in drafting this Agreement.

X.
Non-Waiver. No exercise or failure to exercise or delay by any party in exercising any right or remedy under this Agreement shall constitute a waiver by such party of such right or remedy in any other instance or any other right or remedy.

Y.	Amendment & Modification. Any amendment or modification to this Agreement must be in writing and executed by the Parties.

Z.
No Assignments. No obligation or right arising under this Agreement may be assigned or delegated by any Party without the express written consent of the other Parties. Provided, however, that Purchaser may assign its obligations under this Agreement without Seller’s consent, if that assignment it to further the purposes of this Agreement.

AA.	Future Documents. The Parties shall perform any and all acts and execute and deliver any and all documents that may be or become necessary and proper to give effect to and carry out the terms hereof.

BB.
No Third-Party Beneficiary. Any agreement to perform any obligations herein contained, express or implied, shall be only for the benefit of the Parties and their respective heirs, successors, assigns and legal representatives, and such agreements and obligations shall not inure to the benefit of any indebtedness or any other party, whatsoever, it being the intention of the Parties that no one shall be deemed to be a third-party beneficiary of this Agreement.

CC.
Binding Effect. The Parties may plead this Agreement as a full and complete defense to, and may use this Agreement as the basis for, an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted by the other Party, or by the other Party’s respective representatives, agents, executors, decedents, trustees, beneficiaries, successors, heirs, attorneys and assigns, in contravention or breach of this Agreement.

DD.
Severability. Each part of this Agreement is intended to be several. If any term, covenant, condition or provision violates any applicable law or is declared illegal, invalid or unenforceable, in whole or in part, by a court of last resort, such provision shall be enforced to the greatest extent permitted by law, and such a declaration shall not affect the legality, validity or enforceability of the remaining parts of this Agreement, all of which shall remain in full force and effect.

EE.
Review by Counsel. The Parties have had sufficient opportunity to read this Agreement and to consult with legal counsel of their choosing regarding the meaning and effect of this Agreement and its rights and liabilities under it. Accordingly, each Party and signatory to this Agreement has entered into it freely, voluntarily and without duress.

FF.
Welsh LeBlanc LLP. The Parties acknowledge that Jared G. LeBlanc and Welsh LeBlanc LLP has represented Purchaser only; that there is no attorney-client relationship between Jared G. LeBlanc and/or Welsh LeBlanc LLP on one hand, and Seller on the other; and that Seller has had the opportunity to have counsel review this Agreement.

AGREED AND EXECUTED as of the Effective Date:

SELLER:		PURCHASER:

XTREME OIL & GAS, INC.		TORCHLIGHT ENERGY, INC.

By:	/s/ Williard G. McAndrew, III	By:	/s/ John Brda
Willard G. McAndrew, III Chief Executive Officer		John Brda President

Exhibit A:

All of Xtreme’s Working Interest in Saline and McPherson Counties, Kansas including the Hoffman Well 1-25H Located in McPherson County, Kansas in Section 25, Township 17-South, Range 4-West.

Exhibit B:

All of Xtreme’s Oil and Gas properties in Logan County, Oklahoma, and Hughes/Seminole County Oklahoma including the following:

1.	The property known as Lenheart and wells, including the Lenhart 33-1H located in Logan County the Northwest Corner of Section 33-Township 15 North-Range 4 West

2.	The Property known as the Gotcheye Saltwater Disposal Well, located in Hughes County Section 5, Township 7-North, Range 8-East including the Gotcheye Well.

3.	Xtreme’s working interest in the Robinson Well 1-30H located in Logan County Section 30, Township 16-North, Range 4-West.

4.	Xtreme’s Working Interest in the Hancock Well 1-20H located in Logan County Oklahoma Section 20, Township 16-North, Range 4-West.